Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

THIS SEPARATION AND GENERAL RELEASE AGREEMENT (this “Separation Agreement”) is entered into between SAIID ZARRABIAN (the “Employee”) and KINTARA THERAPEUTICS, INC. (the “Company”). Company, together with its past, present and future direct and indirect subsidiaries, affiliated entities, related companies and divisions and each of their respective past, present and future officers, directors, employees, shareholders, trustees, members, partners, attorneys and agents (in each case, individually and their official capacities), and each of their respective employee benefit plans (and such plans' fiduciaries, agents, administrators and insurers, in their individual and their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing, is collectively referred to in this Separation Agreement as the “Company Released Parties.”

1.
Separation of Employment. Employee acknowledges and understands that based upon a mutual agreement between Employee and the Company, his last day of employment with Company and/or any of its affiliates will be May 23, 2022 (the “Separation Date”). As of the Separation Date, Employee shall be deemed to have resigned as an officer and director of the Company and any Company Released Party.

2.
Employee General Release of the Company Released Parties. In consideration of the payment set forth in Section 4 below, Employee hereby unconditionally and irrevocably releases, waives, discharges and gives up, to the full extent permitted by law, any and all Claims (as defined below) that Employee may have against any of the Company Released Parties, arising on or prior to the date of Employee’s execution and delivery of this Separation Agreement to Company. “Claims” means any and all actions, charges, controversies, demands, causes of action, suits, rights, and/or claims whatsoever for debts, sums of money, wages, salary, severance pay, commissions, fees, bonuses, unvested stock options, vacation pay, sick pay, fees and costs, attorneys fees, losses, penalties, damages, including damages for pain and suffering and emotional harm, arising, directly or indirectly, out of any promise, agreement (including but not limited to the Second Amended Employment Agreement between Employee and the Company, dated as of November 8, 2021 (the “Employment Agreement”)), offer letter, contract, understanding, common law, tort, the laws, statutes, and/or regulations of the State of California, or any other state and the United States, including, but not limited to, federal and state wage and hour laws (to the extent waivable), federal and state whistleblower laws, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act of 2009, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (excluding COBRA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Occupational Safety and Health Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers’ Benefit Protection Act, the Sarbanes-Oxley Act of 2002, the Genetic Information Nondiscrimination Act, the federal False Claims Act, the California Fair Employment and Housing Act, the Unruh Civil Rights Act, the California False Claims Act, the California Family Rights Act, the California New Parent Leave Act, the California Labor Code, the California Occupational Safety and Health Act, any California Industrial Welfare Commission Wage Order, and all California wage and hour laws, as each may be amended from time to time, whether arising directly or indirectly from any act or omission, whether intentional or unintentional. This Section 2 releases all Claims including those of which Employee is not aware and those not mentioned in this Separation Agreement. Employee specifically releases any and all Claims arising out of Employee’s employment with Company or separation therefrom. Employee expressly acknowledges and agrees that, by entering into this Separation Agreement, Employee is releasing and waiving any and all Claims, which have arisen on or before the date of Employee’s execution and delivery of this Separation Agreement to Company.

Further Release By Employee Of the Company Released Parties. Employee expressly acknowledges that, in further consideration of the payment in section 4, Employee waives all rights afforded by Section 1542 of the Civil Code of the State of California (“Section 1542”), or any other law or statute of similar effect in any jurisdiction with respect to the released Claims, with respect to the Company Released Parties. Section 1542 states: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” Notwithstanding the provisions of Section 1542 and for the purpose of implementing a full and complete release of all Claims, Employee expressly acknowledges and agrees that this Separation Agreement releases all Claims existing or arising prior to Employee’s execution of this Separation Agreement which Employee

SUBJECT \* MERGEFORMAT 32519/1

DATE \@ "MM/dd/yyyy" 05/20/2022 DOCPROPERTY "DocNo" \* MERGEFORMAT 56573438. DOCPROPERTY "DocVer" \* MERGEFORMAT 1

has or suspects he may have against the Company Released Parties whether such claims are known or unknown and suspected or unsuspected by Employee and Employee forever waives all inquiries and investigations into any and all such Claims. Employee understands and acknowledges that the significance and consequence of this waiver of Civil Code §1542, is that even if Employee should suffer additional injuries or damages arising out of the released Claims, Employee will not be permitted to make any claim for those injuries or damages.

3. Representations; Covenant Not to Sue. Employee hereby represents and warrants that (i) Employee has not filed, caused or permitted to be filed any pending proceeding (nor has Employee lodged a complaint with any governmental or quasi-governmental authority) against any of the Company Released Parties, nor has Employee agreed to do any of the foregoing, (ii) Employee has not assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim against any of the Company Released Parties which has been released in this Separation Agreement, and (iii) Employee has not directly or indirectly assisted any third party in filing, causing or assisting to be filed, any Claim against any of the Company Released Parties. Except as set forth in Section 10 below, Employee covenants and agrees that Employee shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by himself/herself or any third party of a proceeding or Claim against any of the Company Released Parties based upon or relating to any Claim released by Employee in this Separation Agreement.

4. Consideration. As good consideration for Employee’s execution and delivery of this Separation Agreement, Company shall provide Employee with the following:

(A) the Employee will be eligible to receive payments equal to the sum of nine (9) months' of the Employee's Base Salary at the rate in effect immediately prior to the Separation Date, less applicable withholdings and authorized deductions (the "Severance Payments") to be paid in equal installments bimonthly (for clarity, two times per month) in accordance with the Company's regular payroll practices, commencing on May 31 2022;

(B) a one-time bonus payment of $24,826.67 in connection with the Employee’s service to the Company as the Head of Strategic Partnerships to be paid on the Separation Date;

(C) monthly payments equal to the amount of the monthly cost to Employee of healthcare and life insurance coverage for Employee and his dependents at such rate as is in effect on the Separation Date, for the period beginning on the day following the Separation Date and ending on the nine (9) month anniversary of the Separation Date, not to exceed $866 per month;

(D) the Company will pay Employee’s life insurance premiums on a quarterly basis, for the period beginning on the day following the Separation Date and ending on the nine (9) month anniversary of the Separation, Date, not to exceed $10,500 per quarter; and

(E) for each outstanding stock option held by the Employee under the Company’s 2017 Omnibus Equity Incentive Plan, as amended and restated, for which vesting is time-based, will have their vesting accelerated upon the Separation Date as if the Employee had provided service to the Company for an additional six (6) months beyond the Separation Date and all of the Employee's outstanding vested stock options shall remain exercisable for a period that expires nine (9) months from the Separation Date (or earlier expiration of the options term).

Employee acknowledges that (i) as of the Separation Date, 2,517,713 options have vested, which includes the options so accelerated pursuant to subsection (E) above, and (ii) no additional options shall vest after the Separation Date. For avoidance of doubt, Employee acknowledges that he has forfeited 754,188 unvested options as of the Separation Date.

Employee acknowledges that nothing in this Separation Agreement shall be deemed to be an admission of liability on the part of any of the Company Released Parties. Except as provided in the Employment Agreement, Employee agrees that Employee will not seek anything further from any of the Company Released Parties.

5. Final Pay Check. Employee will receive his final pay check on the Separation Date. The final pay check will include payment for all earned, but unpaid, base salary through and including the Separation Date, together with payment of any unused accrued vacation time, through and including the Separation Date (in each case, less applicable withholdings and customary payroll deductions).

6. Who is Bound. Company and Employee are bound by this Separation Agreement. Anyone who succeeds to Employee’s rights and responsibilities, such as the executors of Employee’s estate, is bound and anyone who succeeds to Company’s rights and responsibilities, such as its successors and assigns, is also bound.

7. Non Disparagement. Employee agrees not to make any defamatory or derogatory statements concerning any of the Company Released Parties. Provided inquiries are directed to Company’s CEO, Company shall disclose to prospective employers information limited to Employee’s dates of employment and last position held by Employee. The Company also agrees to instruct its senior management not to make any defamatory, disparaging or derogatory statements concerning the Employee. Nothing in this Section 7 is intended to and shall not interfere with Employee’s exercise of his preserved rights described in Section 10.

8. Remedies. If Employee breaches this Separation Agreement, then in addition to and not instead of the Company Released Parties’ other remedies hereunder or otherwise at law or in equity, Employee shall be required to immediately, upon written notice from Company, return the payments paid by Company under Section 4 of this Separation Agreement, less the greater of: (A) $10,000; or (B) 10% of the total value of the payments under Section 4 of this Separation Agreement. Employee agrees that if Employee is required to return the payments, this Separation Agreement shall continue to be binding on Employee and the Company Released Parties shall be entitled to enforce the provisions of this Separation Agreement as if the payments had not been repaid to Company and Company shall have no further payment obligations to Employee under Section 4 of this Separation Agreement. Further, in the event of a breach by Employee of his obligations under this Separation Agreement, Employee agrees to pay all of the Company Released Parties’ attorneys’ fees and other costs associated with enforcing the terms of this Separation Agreement.

9. Construction of Agreement. In the event that one or more of the provisions contained in this Separation Agreement shall for any reason be held unenforceable in any respect under the law of any state of the United States or the United States, such unenforceability shall not affect any other provision of this Separation Agreement, but this Separation Agreement shall then be construed as if such unenforceable provision or provisions had never been contained herein provided, however, that if any court were to find that the waiver and release of Claims set forth in Section 2 of this Separation Agreement is unlawful or unenforceable, or was not entered into knowingly or voluntarily, Employee agrees, at the Company’s option, either to return the Severance Payment or to execute a waiver and release of claims in a form satisfactory to Company that is lawful and enforceable. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by applicable law. This Separation Agreement and any and all matters arising directly or indirectly herefrom shall be governed under the laws of the State of California without reference to choice of law rules. Company and Employee consent to the sole jurisdiction of the federal and state courts of California. COMPANY AND EMPLOYEE HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS SEPARATION AGREEMENT OR ANY AND ALL MATTERS ARISING DIRECTLY OR INDIRECTLY HEREFROM, AND REPRESENT THAT THEY HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE OR HAVE CHOSEN VOLUNTARILY NOT TO DO SO SPECIFICALLY WITH RESPECT TO THIS WAIVER.

10. Acknowledgments. Company and Employee acknowledge and agree that:

(A) By entering in this Separation Agreement, Employee does not waive any rights or Claims that may arise after the date that Employee executes and delivers this Separation Agreement to Company;

(B) This Agreement is not intended to, and shall not in any way prohibit, limit or otherwise interfere with Employee’s protected rights under federal, state or local law to without notice to the Company: (i) communicate or file a charge with a government regulator; (ii) participate in an investigation or proceeding conducted by a government regulator; or (iii) receive an award paid by a government regulator for providing information;

(C) Nothing in this Separation Agreement shall preclude Employee from exercising Employee’s rights, if any (i) under Section 601-608 of the Employee Retirement Income Security Act of 1974, as amended, popularly known as COBRA; (ii) Company’s 401(k) plan; or (iii) any rights Employee has as a shareholder; and

(D) All surviving obligations under the Employment Agreement remain in full force and effect.

11. Opportunity For Review. Employee is hereby advised and encouraged by Company to consult with his/her own independent counsel before signing this Separation Agreement. Employee represents and warrants that Employee (i) has had sufficient opportunity to consider this Separation Agreement, (ii) has read this Separation Agreement, (iii) understands all the terms and conditions hereof, (iv) is not incompetent or had a guardian, conservator or trustee appointed for Employee, (v) has entered into this Separation Agreement of Employee’s own free will and volition, (vi) has duly executed and delivered this Separation Agreement, (vii) understands that Employee is responsible for Employee’s own attorneys’ fees and costs, (viii) has been advised and encouraged by Company to consult with Employee's own independent counsel before signing this Separation Agreement (ix) has had the opportunity to review this Separation Agreement with counsel of his/her choice or has chosen voluntarily not to do so, (x) understands that Employee has been given a reasonable amount of time to review this Separation Agreement before signing this Separation Agreement and understands that he/she is free to use as much or as little of the time provided as he wishes or considers necessary before deciding to sign this Separation Agreement, (xi) understands that if Employee does not sign and return this Separation Agreement to Company within the time provided, Employee shall not be entitled to receive the payments referenced in Section 4 of this Separation Agreement, and the Separation Date shall be unaltered, and (xii) understands that this Separation Agreement is valid, binding, and enforceable against the parties hereto in accordance with its terms.

Agreed to and accepted on this 20th day of May, 2022.

EMPLOYEE:

/s/ Saiid Zarrabian

SAIID ZARRABIAN

Agreed to and accepted on this 20th day of May, 2022.

COMPANY:

KINTARA THERAPEUTICS, INC.

/s/ Robert E. Hoffman

ROBERT E. HOFFMAN